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                                                                    Exhibit 11.1

                             SKILLSOFT CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE

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

                                                                Years ended                         Nine months ended
                                                                 January 31,                             October 31,
                                                  -------------------------------------   ------------------------------------------
                                                     1998        1999          1999          1998           1999          1999
                                                                             Pro forma                                  Pro forma
Adjusted net loss attributable to common
shareholders                                      $(824,433)  $(8,272,541)  $(8,272,541)  $(4,706,283)  $(15,998,201)  $(15,998,201)
                                                  =========   ===========   ===========   ===========   ============   ============

Weighted average unrestricted Class A common
shares outstanding                                  645,185     1,340,000     1,340,000     1,340,000      1,340,000      1,340,000

Weighted average restricted Class A common shares
outstanding                                              --       126,085       126,085        73,962        494,841        494,841

Conversion of Series A, Series B and Series C
convertible preferred stock                              --            --     3,405,958            --            --       6,002,175
                                                  ---------   -----------   -----------   -----------   ------------   ------------

Weighted average number of common shares
outstanding                                         645,185     1,466,085     4,872,043     1,413,962      1,834,841      7,837,015
                                                  ---------   -----------   -----------   -----------   ------------   ------------

Basic and diluted net loss per common share       $   (1.28)  $     (5.64)  $     (1.70)  $     (3.33)  $      (8.72)  $      (2.04)
                                                  =========   ===========   ===========   ===========   ============   ============
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